Exhibit 10.1.b

Great Plains Energy Incorporated
Annual Incentive Plan
Amended February 2003

This plan was previously adopted by Kansas City Power & Light Company (KCPL). The Plan was first amended October 1, 2001, to reflect a name change from Kansas City Power & Light Company to Great Plains Energy Incorporated (GPE). The Plan was further amended on February 4, 2003 by the GPE Board of Directors.

Objective

The Great Plains Energy Incorporated (the Company) executive Annual Incentive Plan is designed to reward sustained value creation by providing competitive incentives for the achievement of annual financial performance goals. By providing market-competitive target awards, the plan supports the attraction and retention of senior executive talent critical to achieving the Company's strategic business objectives.

Eligible participants include Executives and other Key Employees of the Company, as approved by the Compensation Committee (the Committee) of the Board of Directors.

Target Awards

Target award levels will be approved by the Committee and set as a percentage of executive's base salary. The percentage will vary based on organizational responsibilities and market-compilation bonus levels based on industry data. The current annual target award percentage of base salary is set forth on Appendix I attached hereto.

Performance Goals

Corporate performance under the plan will be measured by Earnings Per Shares (EPS). The awards paid under the plan will be based in part on the achievement of the annual GPE EPS goal approved by the Committee. In addition to the overall GPE goal, separate goals will be established for the business units. The proposed annual EPS goal for GPE and the relevant business units goals for the current annual incentive plan year are set forth in Appendix II attached hereto.

Individual incentive awards will reflect a mix of GPE and business unit performance (EPS and customer satisfaction) along with individual discretionary factors; the current actual mix for each executive will be determined based on his/her role and contribution to the organization in accordance with the chart set forth on Appendix III attached hereto.

Award Threshold and Maximum

The EPS goals will be subject to an established performance threshold and maximum. Fifty percent of the EPS incentive targets are payable at the threshold level of performance and 150% of the incentive at target is payable at the maximum level of performance. If performance falls below target but is above threshold, the amount of the award payable will be below the target award level. Similarly, performance above target will result in an award higher than target level. The amount of the award will be determined using the performance matrix provided in Appendix II. Discretionary awards will not be paid for corporate executives if the GPE EPS performance falls below the threshold level for the current year; discretionary awards will not be paid for KCPL executives if the KCPL EPS performance falls below the threshold level for the current year.

Exceptions

The EPS targets established for the plan period are fixed for the duration period and will only be changed upon the approval of the Committee and the Board. Changes will only be approved as a result of an acquisition, divestiture or other significant event that, in the judgment of the Committee, results in a change in the character of the Company. Each year, the Committee will approve the annual EPS targets.

APPENDIX I

Proposed Target Incentive Award Levels
(expressed as a percent of base salary)

Executive Tier	Annual Target Award Opportunity
Chairman and CEO (GPE)	60%
President and/or CEO (KCPL)	45%
Executive or Senior Vice President	40%
Vice President	30%
Other Officers	25%

APPENDIX II

Proposed EPS Targets for 2003

Following are the proposed targets for the period January 1, 2003 through December 31, 2003

2003 Goals
Earnings Per Share*

	GPE	Reported Earnings	KCPL	Reported Earnings
Threshold - 50%	$1.93	($1.90)	$1.51	($1.50)
Target - 100%	$2.01	($1.96)	$1.59	($1.57)
Max - 150%	$2.08	($2.01)	$1.65	($1.62)

*Excluding DTI from earnings

Customer Satisfaction Goal

Payout	Performance Achievement
Threshold - 50%	Maintain current Tier III performance for benchmark group
Target - 100%	Maintain Tier III performance for benchmark group and current Customer Satisfaction Index (100 +/-2)
Max - 150%	Achieve minimum of Tier II performance for benchmark group and exceed current Customer Satisfaction Index (100 +/-2)

APPENDIX III

Weighting of Performance Goals

	Corporate Financial	KCPL Business Unit	Customer Satisfaction	Discretionary
Corporate Executives	70%	0%	10%	20%
KCPL Executives	20%	40%	20%	20%